UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/29/2008

Wells Timberland REIT, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-129651

MD	203536671
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

We previously disclosed in a Current Report on Form 8-K filed on October 15, 2007 the entry by Wells Timberland Acquisition, LLC ("Wells Timberland Acquisition"), a wholly owned subsidiary of Wells Timberland REIT, Inc. (the "Company"), and Timberlands II, LLC ("Timberlands II"), a wholly owned subsidiary of MWV SPE, LLC, a wholly owned subsidiary of Wells Timberland Acquisition, into a debt financing arrangement with CoBank, ACB ("CoBank") and Wachovia Bank, National Association ("Wachovia Bank") on October 9, 2007. The debt financing includes: (1) a first mortgage loan (the "Senior Loan") in the principal amount of $212 million and (2) a second mortgage loan (the "Mezzanine Loan") in the principal amount of $160 million. The Senior Loan is provided for pursuant to a Credit Agreement, dated as of October 9, 2007 (the "Credit Agreement"), by and among Wells Timberland Acquisition, Timberlands II, CoBank, as administrative agent, and the various financial institutions party thereto as lenders. The Mezzanine Loan is provided for pursuant to a Subordinated Credit Agreement, dated as of October 9, 2007 (the "Subordinated Credit Agreement"), by and among Wells Timberland Acquisition, Timberlands II, Wachovia Bank, as administrative agent and the financial institutions party thereto as lenders.
We also previously disclosed in a Current Report on Form 8-K filed on December 6, 2007 the entry by the parties to the Credit Agreement and the Subordinated Credit Agreement into certain amendments dated as of November 26, 2007 (the "First Amendment"), that amended certain restrictions placed on the Company's ability to redeem shares under its share redemption plan and to pay distributions to the Company's stockholders prior to full repayment of the Senior Loan and the Mezzanine Loan. The First Amendment also created a working capital sub-account to pay operating expenses of the Company.
On February 29, 2008, the parties to the Subordinated Credit Agreement agreed to further amend such agreement (the "Second Amendment"). The Second Amendment extends the First Principal Reduction Date (as defined in the Subordinated Credit Agreement) from February 29, 2008 to June 30, 2008 and increases the principal payment due on that date from an amount that is equal to or exceeds, when added to all previously made principal payments, $40 million, to an amount which, when added to all previously made principal payments, reduces the aggregate outstanding principal balance of the Mezzanine Loan to an amount not greater than $120 million (a $40 million reduction of the original principal amount of the Mezzanine Loan). The Second Amendment also extends the Second Principal Reduction Date (as defined in the Subordinated Credit Agreement) from April 30, 2008 to August 29, 2008 and increases the principal payment due on that date from an amount that is equal to or exceeds, when added to all previously made principal payments, $64 million, to an amount which, when added to all previously made principal payments, reduces the aggregate outstanding principal balance of the Mezzanine Loan to an amount not greater than $90 million (a $70 million reduction of the original principal amount of the Mezzanine Loan). Further, the Second Amendment extends the maturity date of the Mezzanine Loan from October 17, 2008 to March 2, 2009 provided that, as of October 17, 2008, (1) the aggregate outstanding principal amount of the Mezzanine Loan is no greater than $60 million and (2) Wachovia Bank has a lien and security interest in collateral to be pledged by Wells Real Estate Funds, Inc. ("Wells REF"), the guarantor of the Mezzanine Loan. Finally, the Second Amendment increases the interest rate on the principal amount of the Mezzanine Loan from 9% per annum to 11% per annum.
Also in connection with the Second Amendment and as partial consideration for Wachovia Bank's agreement to enter into the Second Amendment, Wells REF has agreed to (1) make a substantial principal payment on a separate outstanding loan issued by Wachovia Bank to Wells REF, (2) pay additional fees to Wachovia Bank in connection with such loan and (3) increase the collateral supporting the guaranty of the Mezzanine Loan.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Timberland REIT, Inc.

Date: February 29, 2008	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President, Secretary and Treasurer